Schein Pharmaceutical, Inc.
100 Campus Drive
Florham Park, NJ 07932
Tel. 973 593-5500
Fax 973 593-5598
                                  PRESS RELEASE


Contact:        Melody A. Carey, Investor Relations
Telephone:      (973) 593-5535
Fax:            (973) 593-5598


FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------


                 SCHEIN REDUCES WORKFORCE AT STERIS LABORATORIES
       Schein continues negotiations with the FDA toward consent agreement

Florham Park, New Jersey - September 28, 1998 - Schein Pharmaceutical, Inc. (NYSE:SHP) announced it will reduce its workforce by approximately 350 employees today at its Phoenix, AZ facilities. The workforce reduction results from the Food and Drug Administration (FDA) action of September 10, 1998 that had the effect of halting the manufacturing and distribution of all products from Schein's subsidiary Steris Laboratories, Inc. in Phoenix.

The Steris facility, one of five Schein manufacturing facilities, manufactures sterile dosage products, including Schein's branded product INFeD(R), which is the leading injectable iron product for approximately 175,000 U.S. dialysis patients. The products manufactured in the Steris facility account for approximately 40 percent of Schein's sales and 50 percent of gross profits.

Since the FDA action, Schein has been negotiating with the FDA toward a consent agreement to resume manufacturing and distribution of certain products manufactured at the Steris facility. Because of the FDA action, Schein had placed 300 of its approximately 700 Phoenix employees on paid furlough on September 16, 1998.

"The permanent reduction of our Phoenix workforce is painful for everyone concerned, but was absolutely necessary," said Martin Sperber, Schein's chairman and chief executive officer. "We deeply regret that we must take this action. Steris remains an important facility to Schein. This has been a very difficult decision for the company."

Schein will provide the employees affected by the reduction with severance packages that include salary and benefits continuance, job counseling and outplacement services. These employees include management, operation and administrative personnel.

"While we have not reached an agreement with the FDA and the final outcome remains undetermined, we do expect to have a reduced product line manufactured at the Steris facility. This necessitates the current work force reduction. It has been our intention to retain products from among those that are particularly important to the medical community because they are primarily or exclusively available from Schein or that are economically significant to the Company," said Mr. Sperber. "We are diligently working with the FDA to reach a prompt and fair resolution for the Steris facility."

In conjunction with the anticipated product line reduction and work force reduction, Schein expects to record a special charge in 1998 for severance and write-off of inventory, fixed assets, intangibles and other related costs, as well as costs associated with any recalls under Steris' ongoing product quality monitoring program.

The Steris facility became operational in 1988. Schein also operates four other manufacturing facilities in Connecticut, New Jersey, New York and Puerto Rico, none of which is affected by the FDA action.

Schein Pharmaceutical is one of the leading generic pharmaceutical companies in the United States. The Company develops, manufactures and markets a broad generic product line through the integration of its product development expertise, diverse, high-volume production capacity and direct sales marketing force. The Schein product line includes both solid dosage and sterile dosage generic products, and the Company is also developing a line of specialty branded pharmaceuticals. The Company's branded product, INFeD(R), is the leading injectable iron product in the United States. The Company has a substantial pipeline of products under development. The Company enhances its internal product development, manufacturing and marketing capabilities through strategic collaborations.


Certain of the matters discussed in this press release contain statements concerning future events or results. These "forward looking" statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: the difficulty of predicting FDA approvals, the uncertainty of the actions and responses of the FDA, the uncertainty of acceptance and demand for the Company's new products, the impact of competitive products and pricing, the availability of raw materials, important factors that may cause actual results to differ materially from the forward looking statements are discussed in the "Risk Factors" and "Management's Discussion & Analysis of Financial Condition and Results of Operations" sections of the Company's prospectus dated April 8, 1998, which is on file with the Securities and Exchange Commission as part of the Company's Registration Statement on Form S-1. Readers are urged to read the prospectus carefully to better understand these factors. The Company does not undertake to publicly update or revise any of its forward looking statements even if experience or future changes show that the indicated results or events will not be realized.

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Editor's    note:    This    release   is   available   on   the   Internet   at
http:/www.noonanrusso.com